Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors,

Storm Cat Energy Corporation (the “Company”)

We hereby consent to the incorporation by reference in Registration Statement No. 333-130688 on Form F-3 and No. 333-137655 on Form S-8 of Storm Cat Energy Corporation of our report dated April 8, 2005 on the consolidated balance sheet of the Company as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the years ended December 31, 2004 and 2003 which appear in the Company’s Form 20-F/A for the fiscal year ended December 31, 2005 filed with the United States Securities and Exchange Commission.

“Amisano Hanson”

Amisano Hanson, Chartered Accountants

January 2, 2007
VANCOUVER CANADA